EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator
Willow Grove Bank 401(k)/Employee Stock Ownership Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-87214) on Form S-8 of Willow Grove Bancorp, Inc. of our report dated June 28, 2005, with respect to the statements of net assets available for plan benefits of the Willow Grove Bank 401(k)/Employee Stock Ownership Plan as of December 31, 2004, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2005 annual report on Form 11-K of Willow Grove Bank 401(k)/Employee Stock Ownership Plan.

/s/    KPMG LLP

Philadelphia, Pennsylvania
June 27, 2006